EXHIBIT B

Aberdeen U.S. Registered Advisers

Proxy Voting Policies and Procedures

As of February 8, 2010

The following are proxy voting policies and procedures (“Policies and Procedures”) adopted by affiliated investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), that are subsidiaries of Aberdeen Asset Management PLC (“AAM”); including, specifically, Aberdeen Asset Management Inc., a Delaware Corporation, (“Aberdeen US”), Aberdeen Asset Management Asia Limited, a Singapore Corporation (“Aberdeen Singapore”), Aberdeen Asset Management Limited, an Australian Corporation (“Aberdeen AU”), and Aberdeen Asset Management Investment Services Limited, a UK Corporation (“AAMISL”), (collectively referred to herein as “Aberdeen Advisers” and each an “Aberdeen Adviser”) (collectively with AAM, “Aberdeen”). These Policies and Procedures address proxy voting considerations under U.S. law and regulation and under Canadian securities laws. These Policies and Procedures do not address the laws or requirements of other jurisdictions.

Each of the Aberdeen Advisers provides advisory resources to certain U.S. clients, including substantive advice on voting proxies for certain equity securities. These Policies and Procedures are adopted to ensure compliance by the Aberdeen Advisers with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff with respect to proxies for voting securities held by client portfolios.

Clients may consist of investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) (“Funds” and each a “Fund”), and other U.S. residents as well as non-U.S. registered funds or clients. Each Aberdeen Adviser follows these Policies and Procedures for each of its respective U.S. clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client’s proxies or to vote in accordance with the client’s proxy voting policies and procedures. Aberdeen Advisers who advise or subadvise the Funds follow both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their respective Boards of Directors or Trustees. Aberdeen Advisers located outside the U.S. may provide proxy voting services to their non-U.S. based clients in accordance with the jurisdiction in which the client is located. Aberdeen US, Aberdeen Singapore and Aberdeen AU will provide proxy voting services to Canadian investment funds in accordance with National Instrument 81-106—Investment Fund Continuous Disclosure.

I. Definitions

A. “Best interest of clients”. Clients’ best economic interests over the long term that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

B. “Material conflict of interest”. Circumstances when an Aberdeen Adviser or any member of senior management, portfolio manager or portfolio analyst knowingly does business with a particular proxy issuer or closely affiliated entity, which may appear to create a material conflict between the interests of the Aberdeen Adviser and the interests of its clients in how proxies of that issuer are voted. A material conflict of interest might also exist in unusual circumstances when Aberdeen has actual knowledge of a material business arrangement between a particular proxy issuer or closely affiliated entity and an affiliate of an Aberdeen Adviser.

II. General Voting Policies

A. Client’s Best Interest. These Policies and Procedures are designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interests of clients. Proxies are voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of stockholders.

B. Shareholder Activism. Aberdeen Advisers seek to develop relationships with the management of portfolio companies to encourage transparency and improvements in the treatment of employees, owners and stakeholders. Thus, Aberdeen Advisers may engage in dialogue with the management of portfolio companies with respect to pending proxy voting issues.

C. Case-by-Case Basis. These Policies and Procedures are guidelines. Each vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligations under the advisory agreement or comparable document, and all other relevant facts and circumstances at the time of the vote. Aberdeen Advisers may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. Aberdeen Advisers may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Such action may be based on fundamental, social, environmental or human rights grounds.

D. Individualized. These Policies and Procedures are tailored to suit Aberdeen’s advisory business and the types of securities portfolios Aberdeen Advisers manage. To the extent that clients (e.g., investment companies, corporations, pension plans) have adopted their own procedures, Aberdeen Advisers may vote the same securities differently depending upon clients’ directions.

E. Material Conflicts of Interest. Material conflicts are resolved in the best interest of clients. When a material conflict of interest between an Aberdeen Adviser and its respective client(s) is identified, the Aberdeen Adviser will choose among the procedures set forth in Section IV.B.2. below to resolve such conflict.

F. Limitations. The circumstances under which Aberdeen may take a limited role in voting proxies, include the following:

1. No Responsibility. Aberdeen Advisers will not vote proxies for client accounts in which the client contract specifies that Aberdeen will not vote. Under such circumstances, the clients’ custodians are instructed to mail proxy material directly to such clients or the clients’ designees.

2. Limited Value. An Aberdeen Adviser may abstain from voting a client proxy if the Aberdeen Adviser determines that the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant. Aberdeen Advisers may also abstain from voting the proxies of portfolio companies held in their passively managed funds. Proxies with respect to securities that have been sold before the date of the shareholders meeting and are no longer held by a client generally will not be voted.

3. Unjustifiable Costs. An Aberdeen Adviser may abstain from voting a client proxy for cost reasons (e.g., non-U.S. securities).

4. Securities Lending Arrangements. If voting securities are part of a securities lending program, Aberdeen may be unable to vote while the securities are on loan.

5. Share Blocking. Certain jurisdictions may impose share blocking restrictions at various times which may prevent Aberdeen from exercising its voting authority.

6. Special Considerations. Aberdeen’s responsibilities for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that an Aberdeen Adviser vote its proxy in a manner inconsistent with these Policies and Procedures, the Aberdeen Adviser may follow the client’s direction or may request that the client vote the proxy directly.

G. Sources of Information. The Aberdeen Advisers may conduct research internally and/or use the resources of an independent research consultant. The Aberdeen Advisers may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g., Fortune 500 companies.

H. Subadvisers. To the extent that an Aberdeen Adviser may rely on subadvisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the Aberdeen Adviser may delegate responsibility for voting proxies to the subadviser. However, such subadvisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of the Aberdeen Advisers’ clients.

I. Availability of Policies and Procedures. Aberdeen Advisers will provide clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

J. Disclosure of Vote. As disclosed in Part II of each Aberdeen Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its Aberdeen Adviser. Aberdeen Advisers do not generally disclose client proxy votes to third parties, other than as required for Funds, unless specifically requested, in writing, by the client.

III. Specific Voting Policies

A. General Philosophy.

Support existing management on votes on the financial statements of a company and the election of the Board of Directors;

Vote for the acceptance of the accounts unless there are grounds to suspect that either the accounts as presented or audit procedures used, do not present an accurate picture of company results; and

Support routine issues such as the appointment of independent auditors, allocation of income and the declaration of stock (scrip) dividend proposals provided there is a cash alternative.

B. Anti-takeover Measures. Aberdeen Advisers vote on anti-takeover measures on a case-by-case basis taking into consideration such factors as the long-term financial performance of the target company relative to its industry competition. Key measures of performance will include the growth rates for sales, operating income, net income and total shareholder returns. Other factors which will be considered include margin analysis, cash flow and debt levels.

C. Proxy Contests for Control. Aberdeen Advisers vote on proxy contests for control on a case-by-case basis taking into consideration such factors as long-term financial performance of the target company relative to its industry, management’s track record, background to the proxy contest, qualifications of director nominees, evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met, and stock ownership positions.

D. Contested Elections. Aberdeen Advisers vote on contested elections on a case-by-case basis taking into consideration such factors as the qualifications of all director nominees. Aberdeen Advisers also consider the independence of board and key committee members and the corporate governance practices of the company.

E. Executive compensation proposals. Aberdeen Advisers consider such proposals on a case-by-case basis taking into consideration such factors as executive pay and spending perquisites, particularly in conjunction with sub-par performance and employee layoffs.

F. Shareholder Proposals. Aberdeen Advisers consider such proposals on a case-by-case basis. Aberdeen Advisers support those proposals which will improve the company’s corporate governance or business profile at a reasonable cost, but may oppose proposals which result in significant cost being incurred with little or no benefit to the company or its shareholders.

IV. Proxy Voting Procedures

This section applies to each Aberdeen Adviser except to the extent that certain procedures are identified as applicable only to a specific Aberdeen Adviser.

A. Obtain Proxy. Registered owners of record, e.g., trustees or custodian banks, that receive proxy materials from the issuer or its information agent, are instructed to sign physical proxy cards in blank and forward directly to the Global Voting Team based in Scotland (“PA-UK)”. Proxies may also be delivered electronically by custodians using proxy services such as ProxyEdge and Institutional Shareholder Services (“ISS”). Each proxy received is matched to the securities to be voted.

B. Material Conflicts of Interest.

1. Identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Portfolio managers and research analysts (“Analysts”) and senior management of each Aberdeen Adviser have an affirmative duty to disclose any personal conflicts such as officer or director positions held by them, their spouses or close relatives in the portfolio company or attempts by the portfolio company to exert influence over such person with respect to their vote. Conflicts based on business relationships or dealings of affiliates of any Aberdeen Adviser will only be considered to the extent that the Aberdeen Adviser has actual knowledge of such business relationships.

2. When a material conflict of interest between an Aberdeen Adviser’s interests and its clients’ interests appears to exist, the Aberdeen Adviser may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third party service if the Aberdeen Adviser utilizes such a service; (3) “echo vote” or “mirror vote” the proxies in the same proportion as the votes of other proxy holders that are not Aberdeen clients; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

C. Analysts. The proxy administration process is carried out by the PA-UK. The PA-UK ensures that each proxy statement is directed to the appropriate Analyst. If a third party recommendation service has been retained, the PA-UK will forward the proxy statement to the Analyst with the recommendation highlighted. The Analyst will determine whether to vote as recommended by the service provider or to recommend an alternative and shall advise the PA-UK .. The Analyst may consult with the PA-UK as necessary. If the Analyst recommends voting against the third party recommendation, he or she is responsible for documenting the reasons for such recommendation and that no conflict of interest influenced such recommendation. If no third party recommendation service is utilized or if no recommendation is provided, the Analyst is responsible for documenting the rationale for his or her vote recommendation.

D. Vote. The following describes the breakdown of responsibilities between the PA-UK and the Corporate Governance Group (“CGG”) in voting portfolio securities and the extent to which the Aberdeen Advisers rely on third party service providers.

The PA-UK is responsible for ensuring that votes for Aberdeen Advisers’ clients are cast in a timely fashion and in accordance with these Policies and Procedures. In addition, the PA-UK is primarily responsible for administering proxy votes for the US and Canadian Funds which are advised or sub-advised by the Aberdeen Advisers.

Responsibility for considering the substantive issues relating to any vote and for deciding how shares will be voted resides with the relevant Analyst.

In the event that a material conflict of interest is identified by an Analyst, decisions on how to vote will be referred to the Corporate Governance Group (“CGG”). The CGG includes the Chief Investment Officer, the head of the Socially Responsible Research, and representatives from portfolio management teams. The CGG meets as needed to consider material conflicts of interest or any other items raising unique issues. If the CGG determines that there is no material conflict of interest, the vote recommendation will be forwarded to the PA-UK. If a material conflict of interest is identified, the CGG will follow the conflict of interest procedures set forth in Section IV.B.2., above.

The PA-UK helps facilitate and coordinate proxy voting for U.S. clients of the Aberdeen Advisers. The Aberdeen Advisers have engaged ProxyEdge, a third party service provider, to cast votes electronically for certain clients and to maintain records of such votes electronically. Aberdeen has also engaged ISS, a third party service provider, to provide (1) notification of impending votes; (2) research into non-routine votes, including shareholder resolutions; (3) voting recommendations which may be viewed on-line; and (4) web-based voting. In the absence of any material conflict of interest, the Aberdeen Advisers may either vote in accordance with the ISS recommendation or decline to follow the ISS recommendation based on its own view of the agenda item provided that decisions to vote contrary to the ISS recommendation are documented as set forth in Section IV.C., above. In the event of a material conflict of interest, the Aberdeen Advisers will follow the procedures outlined in Section IV.B.2, above.

E. Review. PA-UK are responsible for ensuring that proxy materials are received in a timely manner and reconciled against holdings on the record date of client accounts over which the Aberdeen Adviser has voting authority to ensure that all shares held on the record date, and for which a voting obligation exists, are voted.

V. Documentation, Recordkeeping and Reporting Requirements

A. Documentation.

Each Adviser’s Chief Compliance Officer is responsible for implementing and updating these Policies and Procedures;

The PA-UK is responsible for:

1. Overseeing the proxy voting process;

2. Consulting with portfolio managers/analysts for the relevant portfolio security; and

3. Maintaining manual proxy voting records, if any, and overseeing and reviewing voting execution and recordkeeping by third party providers such as ISS and ProxyEdge.

B. Record Keeping.

1. Each Aberdeen Adviser maintains or procures the maintenance of records of all proxies it has voted. As permitted by Rule 204-2(c), electronic proxy statements and the record of each vote cast by each client account will be maintained by either ISS or Proxy Edge, depending on the client account.

A US Fund’s proxy voting record must be filed with the SEC on Form N-PX. Form N-PX must be completed and signed in the manner required, containing a fund’s proxy voting record for the most recent twelve-month period ended June 30th (beginning August 31, 2004). If an Aberdeen Adviser delegates this reporting responsibility to a third party service provider such as ISS or Proxy Edge, it will ensure that the third party service provider files Form N-PX accordingly. Aberdeen Advisers shall obtain and maintain undertakings from both ISS and Proxy Edge to provide it with copies of proxy voting records and other documents relating to its clients’ votes promptly upon request. Aberdeen Advisers, ISS and Proxy Edge may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).

2. As required by Rule 204-2(c), such records will also include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by the Aberdeen Adviser that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (c) each written client request for proxy voting records and the Aberdeen Adviser’s written response to any (written or oral) client request for such records.

3. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in an appropriate office of the Aberdeen Adviser.

C. Reporting. The Aberdeen Advisers will initially inform clients of these Policies and Procedures by summary disclosure in Part II of their respective Forms ADV. Upon receipt of a client’s request for more information, the Aberdeen Advisers will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client’s stated requirements, how the client’s proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for Funds, will not be made available to third parties absent the express written request of the client. However, to the extent that any Aberdeen Adviser may serve as a subadviser to another adviser to a Client, such Aberdeen Adviser will be deemed to be authorized to provide proxy voting records on such Client accounts to such other adviser.

For Canadian investment funds, Aberdeen US, Aberdeen AU and Aberdeen Singapore will assist in preparing annual proxy voting records for the period ending June 30 of each year and will post an annual proxy voting record on each Canadian investment fund’s website no later than August 31 of each year. Upon receipt of a client or securityholder’s request, Aberdeen US, Aberdeen AU or Aberdeen Singapore will make available a copy of these Policies and Procedures and the Canadian investment fund’s proxy voting record, without charge, to any client or securityholder upon a request made by the client or securityholder after August 31.

D. Review of Policies and Procedures. These Policies and Procedures will be subject to review on a periodic basis as deemed appropriate by the Aberdeen Advisers. Any questions regarding the Policies and Procedures should be directed to the Compliance Department of the respective Aberdeen Adviser.

The PA-UK is responsible for ensuring that votes for Aberdeen Advisers’ clients are cast in a timely fashion and in accordance with these Policies and Procedures. In addition, the PA-UK is primarily responsible for administering proxy votes for the US and Canadian Funds which are advised or sub-advised by the Aberdeen Advisers.

Responsibility for considering the substantive issues relating to any vote and for deciding how shares will be voted resides with the relevant Analyst.

In the event that a material conflict of interest is identified by an Analyst, decisions on how to vote will be referred to the Corporate Governance Group (“CGG”). The CGG includes the Chief Investment Officer, the head of the Socially Responsible Research, and representatives from portfolio management teams. The CGG meets as needed to consider material conflicts of interest or any other items raising unique issues. If the CGG determines that there is no material conflict of interest, the vote recommendation will be forwarded to the PA-UK. If a material conflict of interest is identified, the CGG will follow the conflict of interest procedures set forth in Section IV.B.2., above.

The PA-UK helps facilitate and coordinate proxy voting for U.S. clients of the Aberdeen Advisers. The Aberdeen Advisers have engaged ProxyEdge, a third party service provider, to cast votes electronically for certain clients and to maintain records of such votes electronically. Aberdeen has also engaged ISS, a third party service provider, to provide (1) notification of impending votes; (2) research into non-routine votes, including shareholder resolutions; (3) voting recommendations which may be viewed on-line; and (4) web-based voting. In the absence of any material conflict of interest, the Aberdeen Advisers may either vote in accordance with the ISS recommendation or decline to follow the ISS recommendation based on its own view of the agenda item provided that decisions to vote contrary to the ISS recommendation are documented as set forth in Section IV.C., above. In the event of a material conflict of interest, the Aberdeen Advisers will follow the procedures outlined in Section IV.B.2, above.

E. Review. PA-UK are responsible for ensuring that proxy materials are received in a timely manner and reconciled against holdings on the record date of client accounts over which the Aberdeen Adviser has voting authority to ensure that all shares held on the record date, and for which a voting obligation exists, are voted.

V. Documentation, Recordkeeping and Reporting Requirements

A. Documentation.

Each Adviser’s Chief Compliance Officer is responsible for implementing and updating these Policies and Procedures;

The PA-UK is responsible for:

1. Overseeing the proxy voting process;

2. Consulting with portfolio managers/analysts for the relevant portfolio security; and

3. Maintaining manual proxy voting records, if any, and overseeing and reviewing voting execution and recordkeeping by third party providers such as ISS and ProxyEdge.

B. Record Keeping.

1. Each Aberdeen Adviser maintains or procures the maintenance of records of all proxies it has voted. As permitted by Rule 204-2(c), electronic proxy statements and the record of each vote cast by each client account will be maintained by either ISS or Proxy Edge, depending on the client account.